Exhibit 10.1

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), effective as of January 1, 2014, by and between PGT Industries, Inc., a Florida corporation (“PGT”), and PPG Industries, Inc., a Pennsylvania corporation (“Supplier”).

1.
Term.  This Agreement shall be effective from the date first written above until December 31, 2015 (the “Term”).    This Agreement shall be effective and supersede all other such agreements when signed by authorized personnel for both companies.

2.	Definitions.

a.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated the date hereof by and between the parties hereto, which is attached hereto as Schedule A and is incorporated herein by reference.

b.	“Delivery” shall mean the point in time when Products are tendered by Supplier, and accepted by PGT, at PGT’s Nokomis Plant.

c.	“Material Certificate” shall mean documentation confirming adherence to the Specifications.

d.
“Material Safety Data Sheet” shall mean documentation in conformance to OSHA requirements that shall provide detailed information on each hazardous chemical, including its potential hazardous effects, its physical and chemical characteristics, and recommendations for appropriate protective measures.

e.	“Nokomis Plant” shall mean PGT’s place of business located at 1070 Technology Drive, Nokomis, FL 34275.

f.	“Price” shall mean the total transactional cost of materials delivered to Nokomis, FL, which is attached hereto as Schedule B and is incorporated herein by reference.

g.	“Products” shall mean goods produced by Supplier and purchased by PGT, as contemplated by this Agreement and listed on a Purchase Order.

h.	“Program” shall mean PPG’s Certified Commercial Window Fabricator Program for Commercial Window Fabricators.

i.
 “Specifications” shall mean specifications, drawings, requirements, performance and/or functions, relating to the Products set forth on Schedule C, which is attached hereto and is incorporated herein by reference.  Each Specification is applicable only to those Products identified in the introduction to such Specification.

3.	Representations and Warranties.

a.
Supplier represents and warrants that each Product shall conform to the applicable Specification and the applicable appropriate warranty (as identified in the introduction to each warranty) set forth on Schedule C which is attached hereto and is incorporated herein by reference (the “Warranties”).

b.
Supplier represents and warrants that, upon transfer of ownership at the time of Delivery, Supplier shall pass to PGT, and PGT shall receive, good and marketable title to such Products, free and clear of all liens, claims, security interests pledges, charges, mortgages, deeds of trusts, options, or other encumbrances of any kind.

c.
EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SUPPLIER MAKES NO OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OF ANY KIND, INCLUDING, WITHOUT LIMITATATION, ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS.  Without limiting the generality of the foregoing, Supplier assumes no responsibility for glass breakage, improper usage, failure of Products on account of faulty installation or building construction or design, improper handling or failure to follow Supplier’s instructions regarding the Products.  Further, Supplier assumes no responsibility for scratches or abrasions of any kind, including without limitation, those which may occur as a result of abnormal weather conditions, if abrasive cleaners are used on the surfaces, or if acids, alkalies or other chemicals are used to wash the glass or surfaces around the glass.

d.
Each party represents, warrants and covenants that: (i) it is and shall be at all times a legal entity validly existing under the laws of its jurisdiction with the corporate or other power to own all of its properties and assets and to carry on its business as it is currently being conducted; (ii) it has the corporate or other power to execute and deliver this Agreement and to perform its obligations hereunder; (iii) its representative executing this Agreement is duly authorized to execute and deliver this Agreement on its behalf, and no further corporate or other proceedings are necessary with respect thereto; (iv) it is not required, in connection with execution and delivery of this Agreement or the performance of its obligations hereunder, to obtain the consent of any third party; and (v) the execution and delivery of this Agreement and performance of its obligations hereunder do not (A) violate any provision of its articles of incorporation or by-laws or equivalent organizational documents as currently in effect, or (B) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien upon any of its properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which it is a party or by which any of its properties or assets are bound.

4.	Pricing and Payment.

a.
The Prices for the Products are set forth on Schedule B.  In addition to the prices, PGT shall pay energy and freight fuel surcharges as set forth on Schedule B.  There shall be no changes in the terms and conditions of sale, including pricing, except as the parties agree in writing.

b.	Invoices shall be rendered separately for each delivery and purchase order and shall include PGT’s part number, quantity ordered, quantity shipped, unit price, and extended value.

c.	Payment terms shall be defined in Schedule B and are calculated from the date the invoice is received at PGT’s corporate accounts payable office.

5.	Purchase Terms. Additional purchase terms are set forth on Schedule D, which is attached hereto and is incorporated herein by reference.

a.
From time to time during the Term, PGT shall order Products from Supplier pursuant to and in accordance with separate PGT standard purchase orders or other related documentation (collectively, the "Purchase Orders").  Such Purchase Orders shall specify quantities of the Product, shipping instructions, delivery date(s), and detailed instructions for the delivery of the Goods (with release schedules, delivery orders or equivalent notices).  Each Purchase Order is subject to final acceptance by Supplier and when executed by the parties shall be binding upon Supplier and PGT and shall be deemed to constitute a part of this Agreement as if fully set forth herein, and all terms and conditions of this Agreement shall be deemed to apply to the subject matter of such Purchase Order as if fully set forth therein.

b.
Consistent with the terms set forth herein, on a continuous basis during the course of the Term of this Agreement, or any portion thereof should termination occur, PGT’s Nokomis Plant shall purchase from Supplier, and Supplier shall sell to PGT’s Nokomis Plant, quantities of Product that constitute the PGT's total annual purchase needs and requirements.

c.	PGT shall provide detailed instructions for the delivery of the Products (with release schedules, delivery orders, purchase orders or equivalent notices).

d.
Supplier will either accept or reject every Purchase Order in writing to PGT within two (2) business days.  In the event of a contradiction between the terms of this Agreement and a Purchase Order, order confirmation or any other document, the terms and conditions of this Agreement shall prevail.

e.	Goods shipped in excess of the quantity incicated by purchase order may be returned at the Supplier's expense.

f.
For planning purposes, a purchase forecast will be provided by PGT to Supplier, in such detail as may be reasonably requested by Supplier, in which PGT will estimate its annual volume of Product purchases. Except as set forth below in subsection (g), any quantity estimates or purchase forecasts provided by PGT are for Supplier's planning purposes only and do not consitute an order for material or Products.

g.
Based on the forecasts, the parties shall agree on a reserve supply of certain Products to be maintained by Supplier at its facilities and be reviewed periodically by the parties. PGT shall purchase Products from such reserves throughout the Term. In the event of obsolescence of a Product, or termination or expiration of the Agreement, PGT shall purchase such agreed reserve supply of Products at the prices for the Products set forth on Section B within (3) months of notification from Supplier.

6.	Delivery.

a.	The Products shall be shippedto the Nokomis Plant as specified on the PGT purchase order.

b.	With each shipment of Products, Supplier will deliver a packing list containing the following information:

i.	Purchase order number;
ii.	PGT part number;
iii.	Quantity ordered/Quantity shipped;
iv.	Material Certificate, when required; and
v.	Material Safety Data Sheet, when required by law.

c.
If PGT arranges for the transportation, the Products shall be shipped F.O.B. Supplier plant, with freight prepaid and absorbed by PGT.  If PGT prepays and absorbs freight costs, PGT will receive from Supplier a freight allowance in accordance with Schedule B.  If Supplier arranges for the transportation, the Products shall be shipped F.C.A. the Nokomis Plant, with freight prepaid and absorbed by Supplier.

b.
Orders for Products will be accepted for shipment in full truckloads of not less than 40,000 pounds.  Products available from the same Supplier factory may be combined to make the unit of sale weight.  It is PGT’s responsibility to ensure all shipments meet or exceed the above-established full truckload shipping criteria.

c.
Unless otherwise agreed to by the parties, Product will be delivered by Supplier in four thousand pound or greater racks that are standard for the glass product industry (the “Glass Product Racks”).  PGT may elect to return the Glass Product Racks to Supplier by (i) arranging for Supplier to pick-up the Glass Product Racks at PGT’s facilities, or (ii) returning the Glass Product Racks via PGT’s designated carriers for a mutually agreed upon return credit per Glass Product Rack as set forth in Schedule B. The owner of the Glass Product Racks will be Supplier; provided, however, the risk of loss will remain with PGT until such racks are delivered to Supplier.

7.
Limitation of Liability  IN THE EVENT ANY PRODUCT FAILS TO CONFORM TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3 OF THIS AGREEMENT, INCLUDING THE WARRANTIES ATTACHED HERETO AS SCHEDULE C, SUPPLIER’S EXCLUSIVE OBLIGATION AND PGT’S EXCLUSIVE REMEDY SHALL BE LIMITED TO, AT SUPPLIER’S OPTION: (i) REPLACEMENT OF THE NONCONFORMING PRODUCTS AT SUPPLIER’S EXPENSE; OR (ii) A REFUND OF THE PURCHASE PRICE ATTRIBUTABLE TO A SPECIFIC DELIVERY AS TO WHICH A CLAIM IS MADE AND TRANSPORTATION CHARGES FOR SUCH SPECIFIC DELIVERY.

EXCEPT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, SUPPLIER SHALL NOT HAVE ANY LIABLITY TO PGT OR ANY OF PGT’S AFFILIATES FOR ANY REASON INCLUDING, WITHOUT LIMITATION, FOR THE SALE OF, OR THE INABILITY TO SELL, PGT’S PRODUCT OR FOR THE USE OF PRODUCT OR PGT’S PRODUCT UNDER ANY THEORY OF RECOVERY, WHETHER BASED ON NEGLIGENCE OF ANY KIND, STRICT LIABILITY, CONTRACT OR TORT OR FOR ANY DIRECT (OTHER THAN AS INDICATED IN THE IMMEDIATELY PRECEDING SENTENCE), INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

8.	Confidentiality. The parties hereto agree to comply with, and be bound by, the terms of the Confidentiality Agreement.

9.	Trademarks. Trademark matters are set forth on Schedule E, which is attached hereto and is incorporated herein by reference.

10.	Default and Termination. This Agreement may be terminated by either party in the event that:

a.	The other party makes a general assignment for the benefit of creditors;

b.
The other party becomes insolvent, or voluntary or involuntary proceedings are instituted by or against such party under any federal, state, or other bankruptcy or insolvency laws and such proceedings are not terminated within thirty (30) days, or a receiver is appointed for such party;

c.	The other party ceases to function as a going concern;

d.
The other party fails to perform any material provision of this Agreement and does not cure such failure within a period of thirty (30) days after receipt of written notice from the other party specifying such failure and stating its intention to terminate this Agreement if such failure is not cured; or

e.	Performance of this Agreement is suspended by the other party in accordance with Section 12(a) below, and it appears that such performance will be delayed for more than six (6) months.

11.
CCWF Program. PGT shall be a member of the Program with respect to the Nokomis Plant.  PGT further agrees to comply with all Program requirements as set forth on Exhibit A attached hereto.  PGT acknowledges and agrees that the Program requirements may be amended from time to time by Supplier.  If Supplier makes a change to the Program that PGT does not agree with, PGT may opt out of the Program for the period after the effective date of the change.  If PGT makes such decision, Supplier shall proportionally reimburse PGT for that portion of the Program fee for the period of time that PGT is no a longer a member of the Program.  Notwithstanding the foregoing, neither the Term of this Agreement nor the purchasing obligations identified in Section 5(b) of this Agreement shall be affected by the Program requirements.  For clarification purposes, PGT’s membership in the Program shall terminate (if not earlier) upon the termination or expiration of this Agreement.

12.	Miscellaneous.

a.
Force Majeure. No party to this Agreement shall be liable for non-performance hereunder resulting from: severe weather conditions; war; riots; delay of carriers; complete or partial plant shut-down due to the inability to obtain sufficient raw materials or power; civil disorder; earthquakes; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency; or any other condition or occurrence whatsoever beyond the control of such party, but only to the extent performance hereunder is prevented by any such condition.  If the performance of this Agreement is prevented by reason of any such event, (a) the party whose performance is prevented, shall give prompt written notice to the other party of the event and shall be excused from performance, but only to the extent prevented; provided, however, that the party whose performance is prevented shall take all commercially reasonable steps to avoid or remove such causes of nonperformance and shall continue performance whenever and to the extent commercially and reasonably possible; and (b) if it appears that a time for delivery or performance scheduled pursuant to this Agreement will be delayed for more than six (6) months, the party receiving notice under subsection (a) above shall have the right to terminate, by written notice to the other party, any portion of this Agreement covering the prevented performance, and the obligations and liabilities of both parties with respect to such portion of the Agreement shall thereupon lapse and terminate, except to the extent such obligations or rights are intended to survive pursuant to this Agreement.

b.
Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by a party, in whole or in part without the prior written consent of the other, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the parties hereto.

c.
Contractor Status.  The parties are and shall remain independent contractors with respect to each other, and nothing in this Agreement shall be construed to place the parties in the relationship of partners, joint ventures, fiduciaries or agents, nor grant any right or authority to assume or create an obligation or responsibility, express or implied, on behalf of or in the name of the other or bind the other in any manner whatsoever.

d.
Modification and Waiver.  No modification, amendment or waiver of any provision of this Agreement shall be valid or binding unless in writing and executed by both of the parties.  Any other purported modification, amendment or waiver of any provision of this Agreement shall be null and void. No waiver by either party of any breach, or the failure of either party to enforce any of the terms and conditions of this Agreement, shall affect, limit or waive that party's right to enforce and compel compliance with all terms and conditions of this Agreement, or to terminate this Agreement according to its terms.

e.
Invalidity or Illegality.  In the event any provision of this Agreement is declared to be void, invalid or unlawful by any court or tribunal of competent jurisdiction, such provision shall be deemed severed from the remainder of this Agreement and the balance shall remain in full force and effect.  The parties shall undertake to replace the invalid, ineffective, or unenforceable provisions with valid, effective, and enforceable provisions, which, in their commercial effect, approximate as closely as possible the intentions of the parties as expressed in the invalid, ineffective, or unenforceable provisions.

f.
Notices.  All notices given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail, if available, return receipt requested, or by facsimile, or by recognized overnight courier for next day delivery, addressed or sent to the parties at the following addresses and facsimile numbers or to such other additional address or facsimile number as any party shall hereafter specify by notice to the other party:

i.	If to PGT, to:

PGT Industries, Inc.

1070 Technology Drive

Nokomis, FL  34275

Attention:  General Counsel

Facsimile:  (941) 486-8634

ii.	If to the Supplier, to:

PPG Industries, Inc.

400 Guys Run Road

Cheswick, PA 15024

Attention: Keith Pettigrew

Facsimile: (866) 748-9136

             With a copy to:

             PPG Industries, Inc.
             One PPG Place
             Pittsburgh, PA 15272
             Attention: Counsel, Flat Glass
             Telecopies:       (412) 434-4291

g.	Headings. Section headings contained herein are for convenience only and shall not affect the interpretation hereof.

h.
Counterparts.  The parties may execute any number of counterparts to this Agreement, each of which shall be an original instrument, but all of which taken together shall constitute one and the same Agreement. Signed facsimile copies of this Agreement will bind the parties to the same extent as original documents.

i.
Entirety.  This Agreement, the recitals and the Schedules attached to this Agreement, constitute the entire understanding and agreement between the parties regarding the subject matter set forth herein, and supersedes all prior or contemporaneous agreements, oral or written, made between the parties relating such subject matter.

j.
Agreement Precedence. For their convenience, the parties may use, from time to time, their standard purchase orders, site level execution agreements, sales releases, delivery schedules, acknowledgments, invoices and other similar preprinted forms.  In the event of a conflict between this Agreement and any of these documents that purport to govern the same matters set forth herein, this Agreement shall prevail unless the other document (i) is executed and delivered by both parties hereto in writing subsequent to the date of this Agreement, (ii) specifically refers to this Agreement and to this Section, and (iii) indicates that it is intended to, and shall take precedence over, this Agreement.

k.
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof (other than its conflict of law principles to the extent that the application of the laws of another jurisdiction would be required thereby). Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation or legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereunder.

l.
Survival Provisions.  Neither the expiration nor termination of this Agreement shall affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination.

m.	PPE. Suppliers and subcontractors must wear appropriate personal protective equipment (PPE) when visiting any of PGT’s manufacturing facilities.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by persons authorized on their respective behalf, effective as of the date first set forth above.

                                                                           PGT INDUSTRIES, INC.

                                                                           Name:  /s/ Brad Voss
                                                                           Title:  Dir. of Strategic Purchasing
                   Date: 12/16/13

                                                                           PPG INDUSTRIES, INC.

                                                                           Name: /s/ Mark Seeton
                                                                           Title:   Dir. of Sales
                   Date: 12/16/13